Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”) is made as of December 9, 2019, by and between Sentinel Energy Services Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Warrant Agreement (as defined below).

WHEREAS, on November 7, 2017, the Company consummated an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and one-third of one Public Warrant (as defined below) and, in connection therewith, issued and delivered 11,500,000 warrants to public investors in the Offering (each a “Public Warrant” and, collectively, the “Public Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 2, 2017, and filed by the Company with the United States Securities and Exchange Commission on November 7, 2017 as an exhibit to a current report on Form 8-K (the “Warrant Agreement”), which governs the Public Warrants;

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement to provide that all of the Public Warrants will be automatically exchanged for cash in the amount of $0.02 per Public Warrant; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Company has obtained the consent of at least 50% of the Registered Holders of the outstanding Public Warrants to this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment of Warrant Agreement.

1.1. A new Section 6.5 is added to the Warrant Agreement as follows:

“6.5 Mandatory Exchange of Public Warrants. Notwithstanding anything to the contrary in this Agreement, not less than all of the outstanding Public Warrants shall be automatically converted into the right to receive $0.02 per Public Warrant (the “Public Warrant Conversion Price”), payable in cash, on such date as determined by the Company in its sole discretion (such date the mandatory conversion occurs, the “Public Warrant Conversion Date”). On and after the Public Warrant Conversion Date, the record holder of the Pubic Warrants shall have no further rights except to receive, upon surrender of the Public Warrants to the Warrant Agent, the Public Warrant Conversion Price.”

2. Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3. Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.

2.4. Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.5. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6. Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understanding, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SENTINEL ENERGY SERVICES INC.

By:	/s/ Krishna Shivram
	Name:	Krishna Shivram
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Isaac J. Kagan
	Name:	Isaac J. Kagan
	Title:	Vice President

[Signature Page to Amendment to the Warrant Agreement]

 3